Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 22, 2024, relating to the financial statements of XCF Global Capital, Inc. (the “Company”) as of December 31, 2023 and for the period from February 9, 2023 (inception) to December 31, 2023, in the Company’s Registration Statement on Form S-1 (the “Registration Statement”), which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” including in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

October 22, 2025